Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
TEAM, INC. REPORTS SECOND QUARTER 2023 RESULTS
Second Quarter 2023 Revenue Increased $18.0 million or 8.1% Over Second Quarter 2022
Gross Margin Improved by 190 basis points Over Second Quarter 2022

SUGAR LAND, TX – August 10, 2023 – Team, Inc. (NYSE: TISI) (“TEAM” or the “Company”), a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services, today reported its financial results for the second quarter ended June 30, 2023.

Second Quarter 2023 Highlights1:

•Increased revenues to $239.5 million, up 8% over the 2022 second quarter.
•Improved gross margin to $60.9 million and 25.4% of revenue, up roughly 190 basis points from the 2022 second quarter.
•Reported net loss of $15.8 million, an improvement of $12.4 million over the 2022 second quarter.
•Grew consolidated Adjusted EBITDA2 to $17.4 million (7.3% of consolidated revenue), up from $5.7 million (2.6% of consolidated revenue) in the 2022 second quarter.
•Reduced ongoing cash selling, general and administrative expenses by $3.2 million over the 2022 period, and a total of $8.3 million year-to-date in 2023.
•On August 1, 2023, successfully repaid the Company’s remaining $41.2 million of convertible notes with proceeds from the previously announced June 2023 refinancing transaction.

1. Unless otherwise specified, the financial information and discussion in this earnings release is based on the Company’s continuing operations (IHT and MS segments) and excludes results of its discontinued operations (Quest Integrity).

2. See the accompanying reconciliation of non-GAAP financial measures at the end of this press release.

“We are encouraged with the progress reflected in our second quarter results, which delivered strong revenue growth and Adjusted EBITDA of $17.4 million, more than triple the prior year period. More importantly, we saw the benefits from our improved cost efficiency, with our gross margin growing by 190 basis points to 25.4% of revenue and our Adjusted EBITDA margin expanding to 7.3% of revenue. Both of our operating segments also outperformed the 2022 period, with segment level Adjusted EBITDA margin improving by 160 basis points in our Inspection and Heat Treating segment, and 340 basis points in our Mechanical Services segment,” said Keith D. Tucker, TEAM’s Chief Executive Officer. “Our stronger operating leverage and lower cost structure resulted in nearly 66% of incremental revenue growth falling through to Adjusted EBITDA, further demonstrating the tangible progress made to date in our efforts to improve TEAM’s financial and operational strength while maintaining best in class safety and service quality.”

Mr. Tucker then went on to note the Company’s recent financing transactions, “In June, we successfully closed a series of refinancing transactions that allowed us to repay in full our existing senior secured term loan and, on August 1, repaid in full our remaining outstanding convertible notes. These transactions simplified our capital structure, extended our next debt maturity to August 2025 and successfully eliminated the conditions that led to the going concern disclosure in our 2022 fiscal year-end annual report and our first quarter report.”

“Looking to the third quarter, we see generally stronger activity levels across both our segments, driven by healthy customer end markets, which should provide further opportunities to capture accretive revenue growth. We are particularly excited about our state-of-the-art aerospace facility, where our activity levels continue to increase. Additionally, while we have made significant progress throughout our operation in reducing costs and improving cash flow, management remains focused on addressing underperforming components of the business and identifying further opportunities to improve efficiency and margins, the details of which we expect to share during the third quarter,” concluded Tucker.

Financial Results

On November 1, 2022, the Company closed the sale of its Quest Integrity business. Financial information, performance metrics and discussions for comparative period 2022 are based on the Company’s continuing operations (Inspection and Heat Treating (IHT) and Mechanical Services (MS) segments) and exclude results of discontinued operations (Quest Integrity) except where stated otherwise.

Second quarter revenues were up $18.0 million to $239.5 million as compared to $221.5 million in the prior-year quarter, primarily due to higher callout and turnaround activity in the IHT segment and higher activity levels in leak repair and hot tapping services across the MS segment. Unfavorable foreign exchange rate movements in the 2023 second quarter reduced consolidated revenue growth by $1.8 million. In the second quarter of 2023, consolidated gross margin was $60.9 million, or 25.4% of revenue, up 190 basis points from 23.5%, or $52.1 million, in the same quarter a year ago. Gross margin was positively impacted by direct margin improvement and lower indirect costs as a percent of revenue attributable to the Company’s ongoing expense reduction program, increased operational efficiency, improved pricing, and favorable project mix.

Selling, general and administrative expenses for the second quarter were $56.3 million, down $6.6 million, or 10.5% from the second quarter of 2022, mainly due to savings from the Company’s ongoing cost reduction efforts and lower professional fees. After adjusting for expenses not representative of the Company’s ongoing operations, and removing $6.1 million and $5.7 million, respectively, of noncash expenses consisting of depreciation and amortization and share-based compensation expense, our cash selling, general and administrative expenses declined by $3.2 million.

Consolidated net loss in the second quarter of 2023 was $15.8 million ($3.61 loss per share) compared to a net loss from continuing operations of $28.2 million ($6.53 loss per share) in the second quarter of 2022. The Company’s adjusted measure of net income/loss, consolidated Adjusted EBIT, a non-GAAP financial measure, was income of $7.7 million in the second quarter of 2023 compared to a loss of $3.9 million in the prior year’s comparable quarter. Consolidated Adjusted EBITDA, a non-GAAP financial measure, was $17.4 million for the second quarter of 2023 compared to $5.7 million for the prior year quarter, with the improvement driven by the factors noted above. (See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.)

Adjusted Net Loss, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are non-GAAP financial measures that exclude certain items that are not indicative of TEAM’s ongoing operations. A reconciliation of these non-GAAP financial measures to the most comparable GAAP financial measures is presented at the end of this earnings release.

Segment Results

The following table illustrates the composition of the Company’s revenue and operating income (loss) by segment for the quarter ended June 30, 2023 and 2022 (in thousands):

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Better (Worse)
	2023	2022	$	%
Revenues
IHT	$116,740	$114,124	$2,616	2.3%
MS	122,752	107,416	15,336	14.3%
	$239,492	$221,540	$17,952	8.1%

Operating income (loss)
IHT	$6,548	$5,514	$1,034	18.8%
MS	12,720	6,984	5,736	82.1%
Corporate and shared support services	(14,672)	(23,292)	8,620	37.0%
	$4,596	$(10,794)	$15,390	142.6%

Revenues. IHT revenues increased by $2.6 million or 2.3% and benefited from a $4.6 million or 5% increase in IHT U.S. revenue due to higher callout and turnaround activity and a $1.1 million increase in IHT other international revenue, partially offset by a $3.1 million decrease in Canada revenue due to lower turnaround activity. MS revenue increased by $15.3 million or 14.3%, attributable to a $4.8 million or 8.9% increase in U.S. revenue due to higher activity in leak repair, callout activity and hot tapping services and a $10.0 million revenue increase in other international regions and MS Canada.

Operating income (loss). IHT operating income increased by $1.0 million due to higher activity and higher margins in Canada and other international regions; partially offset by higher labor related costs in U.S. operations. MS operating income increased by $5.7 million as compared to the prior year quarter, driven by higher revenue and margins from the Company’s U.S., Canada and other international operations. Operating income from U.S. and other international operations increased by $3.4 million and $2.8 million, respectively, partially offset by a decrease in operating income from TEAM’s domestic valve business. Corporate operating loss decreased by $8.6 million due to lower professional fees and lower severance cost in the current quarter compared to the prior year quarter, and lower overall costs due to the Company’s ongoing cost reduction efforts.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Six Months Ended June 30,		Better (Worse)
	2023	2022	$	%
Revenues
IHT	$218,569	$209,721	$8,848	4.2%
MS	223,200	200,857	22,343	11.1%
	$441,769	$410,578	$31,191	7.6%

Operating income (loss)
IHT	$11,271	$5,648	$5,623	99.6%
MS	15,913	7,497	8,416	112.3%
Corporate and shared support services	(30,334)	(46,346)	16,012	34.5%
	$(3,150)	$(33,201)	$30,051	90.5%

Revenues. IHT revenues increased by $8.8 million or 4.2%, primarily driven by an increase of $13.2 million in IHT U.S. revenue due to higher callout and turnaround activity, partially offset by lower activity in Canada. MS revenue increased by $22.3 million or 11.1%, consisting of an $8.8 million increase in the U.S. market primarily attributable to higher activity in callout, hot tapping and leak repair services, a $9.3 million increase in other international operations primarily attributable to higher turnaround activity, leak repair services and product sales, and a $3.5 million increase in Canada.

Operating income (loss). IHT operating income increased by $5.6 million or 99.6%, driven by higher activity and improved margins in the U.S. and cost reductions in Canada. MS operating income increased by $8.4 million as compared to the prior year period. Operating income from the U.S., other international and Canada operations increased by $4.2 million, $2.1 million and $2.1 million, respectively, driven by higher activity and improved margins. Corporate operating loss decreased by $16.0 million due to lower professional fees and lower severance cost in the current year period as compared to the prior year period and lower overall costs due to the Company’s ongoing cost reduction efforts.

Balance Sheet and Liquidity

On June 30, 2023, the Company had $61.8 million of total liquidity, consisting of consolidated cash and cash equivalents of $25.0 million (excluding $5.4 million of restricted cash) and $36.8 million of undrawn availability (excluding availability utilized on August 1 to repay the Company’s convertible notes) under its various credit facilities.

The Company’s total debt as of June 30, 2023 was $310.9 million as compared to $285.9 million as of fiscal year ended 2022. The Company’s net debt (total debt less cash and cash equivalents), a non-GAAP financial measure, was $280.5 million at June 30, 2023.

On August 8, 2023, after repaying the Company’s convertible notes on August 1, the Company had $54.7 million of total liquidity, consisting of consolidated cash and cash equivalents of

$21.3 million (excluding $5.3 million of restricted cash) and approximately $33.4 million of undrawn availability under its various credit facilities.

Non-GAAP Financial Measures

The non-GAAP financial measures in this earnings release are provided to enable investors, analysts and management to evaluate TEAM’s performance excluding the effects of certain items that management believes impact the comparability of operating results between reporting periods. These measures should be used in addition to, and not in lieu of, results prepared in conformity with generally accepted accounting principles (“GAAP”). A reconciliation of each of the non-GAAP financial measures to the most directly comparable historical GAAP financial measure is contained in the accompanying schedule for each of the fiscal periods indicated.

About Team, Inc.

Headquartered in Sugar Land, Texas, Team, Inc. (NYSE: TISI) is a global, leading provider of specialty industrial services offering clients access to a full suite of conventional, specialized, and proprietary mechanical, heat-treating, and inspection services. We deploy conventional to highly specialized inspection, condition assessment, maintenance, and repair services that result in greater safety, reliability, and operational efficiency for our client’s most critical assets. Through locations in more than 20 countries, we unite the delivery of technological innovation with over a century of progressive, yet proven integrity and reliability management expertise to fuel a better tomorrow. For more information, please visit www.teaminc.com.

Certain forward-looking information contained herein is being provided in accordance with the provisions of the Private Securities Litigation Reform Act of 1995. We have made reasonable efforts to ensure that the information, assumptions, and beliefs upon which this forward-looking information is based are current, reasonable, and complete. However, such forward-looking statements involve estimates, assumptions, judgments, and uncertainties. They include but are not limited to statements regarding the Company’s financial prospects and the implementation of cost saving measures. There are known and unknown factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking information. Although it is not possible to identify all of these factors, they include, among others, the Company’s ability to continue as a going concern; the Company’s ability to execute on its cost management actions; the Company’s ability to generate sufficient cash from operations, access its credit facility, or maintain its compliance with covenants under its credit facility and credit agreement; the Company’s ability to manage inflationary pressures on its operating costs; the Company’s ability to successfully divest assets on terms that are favorable to the Company; the Company’s ability to repay, refinance or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; the impact to the Company’s business, financial condition, results of operations and cash flows due to negative market conditions, including from the lingering impact of widespread public health crises, epidemics and pandemics, threats of domestic and global economic recession and future economic uncertainties, particularly in industries in which we are heavily dependent; seasonal and other variation, such as severe weather conditions (including conditions influenced by climate change) and the nature of the Company’s clients’ industry; the Company’s ability to expand into new markets (including low carbon energy transition) and attract clients in new industries may be limited due to its competition’s breadth of service offerings and intellectual property; the Company’s significant debt and high leverage which could have a negative impact on its financing options, liquidity position and ability to manage increases in interest rates; the timing of new client contracts and termination of existing contracts may result in unpredictable fluctuations in the Company’s cash flows and financial results; the risk of non-payment and/or delays in payment of receivables from the Company’s clients; the Company may not be able to continue to meet the New York Stock Exchange’s (“NYSE”) continued listing requirements and rules, and the NYSE may delist the Company’s common stock, which could negatively affect the Company, the price of the Company’s common stock and its shareholders’ ability to sell the Company’s common stock; the Company’s financial forecasts are based upon estimates and assumptions that may materially differ from actual results; the Company may incur liabilities and suffer negative financial or reputational impacts relating to occupational health and safety matters; changes in laws or regulations in the local jurisdictions that the Company conducts its business; the outcome of tax examinations; changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; the inherently uncertain outcome of current and future litigation; if the Company fails to maintain effective internal controls, it may not be able to report its financial results accurately or timely or prevent or detect fraud, which could have a material adverse effect on its business; acts of terrorism, war or political or civil unrest in the U.S. or elsewhere, changes in laws and regulations, or the imposition of economic or trade sanctions affecting international commercial transactions and such known factors as are detailed in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, each as filed with the Securities and Exchange Commission, and in other reports filed by the Company with the Securities and Exchange Commission from time to time. Accordingly, there can be no assurance that the forward-looking information contained herein, including statement regarding the Company’s financial prospects and the implementation of cost saving measures, will occur or that objectives will be achieved. We assume no obligation to publicly update or revise any forward-looking statements made today or any other forward-looking statements made by the Company, whether as a result of new information, future events or otherwise, except as may be required by law.
Contact:
Nelson M. Haight
Executive Vice President, Chief Financial Officer
(281) 388-5521
###

TEAM, INC. AND SUBSIDIARIES
SUMMARY OF CONSOLIDATED OPERATING RESULTS
(unaudited, in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenues	$239,492	$221,540	$441,769	$410,578
Operating expenses	178,576	169,426	333,851	317,334
Gross margin	60,916	52,114	107,918	93,244
Selling, general, and administrative expenses	56,320	62,908	111,068	126,429
Restructuring and other related charges, net	—	—	—	16
Operating income (loss)	4,596	(10,794)	(3,150)	(33,201)
Interest expense, net	(16,691)	(18,476)	(33,432)	(37,055)
Loss on debt extinguishment	(1,582)	—	(1,582)	—
Other income, net	13	3,259	648	6,438
Loss before income taxes	(13,664)	(26,011)	(37,516)	(63,818)
Less: (Provision) benefit for income taxes	(2,089)	(2,191)	(2,948)	(2,717)
Net loss from continuing operations	(15,753)	(28,202)	(40,464)	(66,535)
Net income from discontinued operations	—	6,650	—	12,521
Net loss	$(15,753)	$(21,552)	$(40,464)	$(54,014)
Basic net loss per common share:
Loss from continuing operations	(3.61)	(6.53)	(9.30)	(16.45)
Income from discontinued operations	—	1.54	—	3.10
Total	$(3.61)	$(4.99)	$(9.30)	$(13.35)

Weighted-average number of shares outstanding:
Basic	4,362	4,318	4,353	4,045

TEAM, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)

	June 30,	December 31,
	2023	2022
	(unaudited)

Cash and cash equivalents	$30,437	$58,075

Other current assets	296,318	289,478

Property, plant, and equipment, net	131,956	138,099

Other non-current assets	127,974	130,993

Total assets	$586,685	$616,645

Current portion of long-term debt and finance lease obligations	$4,547	$280,993

Other current liabilities	154,019	167,871

Long-term debt and finance lease obligations, net of current maturities	306,334	4,942

Other non-current liabilities	41,913	45,079

Stockholders’ equity	79,872	117,760

Total liabilities and stockholders’ equity	$586,685	$616,645

TEAM INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED CASH FLOW INFORMATION[1]
(unaudited, in thousands)

	Six Months Ended June 30,
	2023	2022[1]

Net loss	$(40,464)	$(54,014)

Depreciation and amortization expense	19,085	19,609

Loss on debt extinguishment	1,582	—

Amortization of debt issuance costs, debt discounts and deferred financing costs	16,229	12,077

Deferred income taxes	730	(357)

Non-cash compensation cost	627	(59)

Write-off of deferred loan costs	—	2,748

Working Capital and Other	(21,406)	(33,395)

Net cash used in operating activities	(23,617)	(53,391)

Capital expenditures	(5,073)	(14,001)

Proceeds from disposal of assets	332	5,119

Net cash used in investing activities	(4,741)	(8,882)

Borrowings (payments) under ABL Facility, net	(21,093)	66,053

Borrowings under Eclipse Term Loans	27,398	—

Payments for debt issuance costs	(5,327)	(10,640)

Issuance of common stock, net of issuance costs	—	9,696

Other	(495)	(323)

Net cash provided by financing activities	483	64,786

Effect of exchange rate changes	237	(382)

Net change in cash and cash equivalents	$(27,638)	$2,131

1        Consolidated statement of cash flow for 2022 includes cash flows from discontinued operations.

TEAM, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
IHT	$116,740	$114,124	$218,569	$209,721
MS	122,752	107,416	223,200	200,857
	$239,492	$221,540	$441,769	$410,578

Operating income (loss)
IHT	$6,548	$5,514	$11,271	$5,648
MS	12,720	6,984	15,913	7,497
Corporate and shared support services	(14,672)	(23,292)	(30,334)	(46,346)
	$4,596	$(10,794)	$(3,150)	$(33,201)

Segment Adjusted EBIT[1]
IHT	$7,541	$5,539	$12,304	$5,689
MS	12,819	7,038	16,288	7,551
Corporate and shared support services	(12,699)	(16,473)	(26,652)	(32,321)
	$7,661	$(3,896)	$1,940	$(19,081)

Segment Adjusted EBITDA[1]
IHT	$10,729	$8,635	$18,546	$12,039
MS	17,523	11,672	25,745	17,069
Corporate and shared support services	(10,807)	(14,629)	(22,639)	(29,785)
	$17,445	$5,678	$21,652	$(677)

___________________
1    See the accompanying reconciliation of non-GAAP financial measures at the end of this earnings release.

TEAM, INC. AND SUBSIDIARIES
Non-GAAP Financial Measures
(Unaudited)

The Company uses supplemental non-GAAP financial measures which are derived from the consolidated financial information, including adjusted net income (loss); adjusted net income (loss) per share; earnings before interest and taxes (“EBIT”); Adjusted EBIT; adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) and free cash flow to supplement financial information presented on a GAAP basis.
The Company defines adjusted net income (loss) and adjusted net income (loss) per share to exclude the following items: non-routine legal costs and settlements, non-routine professional fees, restructuring charges, loss on debt extinguishment, certain severance charges, and certain other items that we believe are not indicative of core operating activities. Consolidated Adjusted EBIT, as defined by us, excludes the costs excluded from adjusted net income (loss) as well as income tax expense (benefit), interest charges, foreign currency (gain) loss, and items of other (income) expense. Consolidated Adjusted EBITDA further excludes from consolidated Adjusted EBIT depreciation, amortization and non-cash share-based compensation costs. Segment Adjusted EBIT is equal to segment operating income (loss) excluding costs associated with non-routine legal costs and settlements, non-routine professional fees, loss on debt extinguishment, certain severance charges, and certain other items as determined by management. Segment Adjusted EBITDA further excludes from segment Adjusted EBIT depreciation, amortization, and non-cash share-based compensation costs. Free cash flow is defined as net cash provided by (used in) operating activities minus capital expenditures. Net debt is defined as the sum of the current and long-term portions of debt, including finance lease obligations, less cash and cash equivalents.
Management believes these non-GAAP financial measures are useful to both management and investors in their analysis of our financial position and results of operations. In particular, adjusted net income (loss), adjusted net income (loss) per share, consolidated Adjusted EBIT, and consolidated Adjusted EBITDA are meaningful measures of performance that are commonly used by industry analysts, investors, lenders, and rating agencies to analyze operating performance in our industry, perform analytical comparisons, benchmark performance between periods, and measure our performance against externally communicated targets. Our segment Adjusted EBIT and segment Adjusted EBITDA are also used as a basis for the chief operating decision maker to evaluate the performance of our reportable segments. Free cash flow is used by our management and investors to analyze our ability to service and repay debt and return value directly to stakeholders.
Non-GAAP financial measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures and should be read only in conjunction with financial information presented on a GAAP basis. Further, our non-GAAP financial measures may not be comparable to similarly titled measures of other companies who may calculate non-GAAP financial measures differently, limiting the usefulness of those measures for comparative purposes. The liquidity measure of free cash flow does not represent a precise calculation of residual cash flow available for discretionary expenditures. Reconciliations of each non-GAAP financial measure to its most directly comparable GAAP financial measure are presented below.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited, in thousands except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Adjusted Net Loss:
Net loss	$(15,753)	$(28,202)	$(40,464)	$(66,535)
Professional fees and other[1]	2,647	4,693	4,368	10,037
Legal costs[2]	200	1,200	200	1,728
Severance charges, net[3]	217	1,008	522	2,358
Natural disaster insurance recovery	—	(872)	—	(872)
Loss on debt extinguishment	1,582	—	1,582	—
Tax impact of adjustments and other net tax items[4]	(7)	(3)	(85)	(7)
Adjusted Net Loss	$(11,114)	$(22,176)	$(33,877)	$(53,291)

Adjusted Net Loss per common share:
Basic	$(2.55)	$(5.14)	$(7.78)	$(13.17)

Consolidated Adjusted EBIT and Adjusted EBITDA:
Net loss	$(15,753)	$(28,202)	$(40,464)	$(66,535)
Provision for income taxes	2,089	2,191	2,948	2,717
Gain on equipment sale	7	(1,172)	(296)	(3,485)
Interest expense, net	16,691	18,476	33,432	37,055
Professional fees and other[1]	2,647	4,693	4,368	10,037
Legal costs[2]	200	1,200	200	1,728
Severance charges, net[3]	217	1,008	522	2,358
Foreign currency gain	143	(1,029)	(34)	(1,691)
Pension credit[5]	(162)	(189)	(318)	(393)
Natural disaster insurance recovery	—	(872)	—	(872)
Loss on debt extinguishment	1,582	—	1,582	—
Consolidated Adjusted EBIT	7,661	(3,896)	1,940	(19,081)
Depreciation and amortization
Amount included in operating expenses	3,694	3,914	7,413	8,072
Amount included in SG&A expenses	5,845	5,095	11,672	10,391
Total depreciation and amortization	9,539	9,009	19,085	18,463
Non-cash share-based compensation costs	245	565	627	(59)
Consolidated Adjusted EBITDA	$17,445	$5,678	$21,652	$(677)

Free Cash Flow:
Cash used in operating activities	$(5,854)	$(511)	$(23,617)	$(56,486)
Capital expenditures	(2,381)	(5,279)	(5,073)	(11,416)
Free Cash Flow	$(8,235)	$(5,790)	$(28,690)	$(67,902)
____________________________________
1    For the three and six months ended June 30, 2023, includes $1.6 million and $3.2 million, respectively related to debt financing and $0.7 million and $0.8 million, respectively, related to lease extinguishment charges. For the three and six months ended June 30, 2022, includes $4.7 million and $10.0 million, respectively, related to costs associated with the debt financing and corporate support.
2     Primarily relates to accrued legal matters and legal fees.
3    For the three and six months ended June 30, 2023, primarily related to costs associated with staff reductions. For the three months ended June 30, 2022, includes $1.0 million primarily related to customary severance costs associated with staff reductions. For the six months ended June 30, 2022, includes $1.3 million related to customary severance costs associated with executive departures and $1.1 million associated with severance across multiple corporate departments.
4     Represents the tax effect of the adjustments.
5    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date. Accruals for future benefits ceased in connection with a plan curtailment in 2013.

TEAM, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Continued)
(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022

Segment Adjusted EBIT and Adjusted EBITDA:

IHT
Operating income	$6,548	$5,514	$11,271	$5,648
Severance charges, net[1]	165	25	205	41
Professional fees and other	828	—	828	—
Adjusted EBIT	7,541	5,539	12,304	5,689
Depreciation and amortization	3,188	3,096	6,242	6,350
Adjusted EBITDA	$10,729	$8,635	$18,546	$12,039

MS
Operating income	$12,720	$6,984	$15,913	$7,497
Severance charges, net[1]	52	54	308	54
Professional fees and other	47	—	67	—
Adjusted EBIT	12,819	7,038	16,288	7,551
Depreciation and amortization	4,704	4,634	9,457	9,518
Adjusted EBITDA	$17,523	$11,672	$25,745	$17,069

Corporate and shared support services
Net loss	$(35,021)	$(40,700)	$(67,648)	$(79,680)
Provision for income taxes	2,089	2,191	2,948	2,717
Gain on equipment sale	7	(1,172)	(296)	(3,485)
Interest expense, net	16,691	18,476	33,432	37,055
Foreign currency gain	143	(1,029)	(34)	(1,691)
Pension credit[2]	(162)	(189)	(318)	(393)
Professional fees and other[3]	1,772	4,693	3,473	10,037
Legal costs[4]	200	1,200	200	1,728
Severance charges, net[1]	—	929	9	2,263
Loss on debt extinguishment	1,582	—	1,582	—
Natural disaster insurance recovery	—	(872)	—	(872)
Adjusted EBIT	(12,699)	(16,473)	(26,652)	(32,321)
Depreciation and amortization	1,647	1,279	3,386	2,595
Non-cash share-based compensation costs	245	565	627	(59)
Adjusted EBITDA	$(10,807)	$(14,629)	$(22,639)	$(29,785)
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1    For the three and six months ended June 30, 2023, primarily related to costs associated with staff reductions. For the three months ended June 30, 2022, includes $1.0 million primarily related to customary severance costs associated with staff reductions. For the six months ended June 30, 2022, includes $1.3 million related to customary severance costs associated with executive departures and $1.1 million associated with severance across multiple corporate departments.
2    Represents pension credits for the U.K. pension plan based on the difference between the expected return on plan assets and the cost of the discounted pension liability. The pension plan was frozen in 1994 and no new participants have been added since that date. Accruals for future benefits ceased in connection with a plan curtailment in 2013.
3    For the three and six months ended June 30, 2023, includes $1.6 million and $3.2 million, respectively related to debt financing and $0.7 million and $0.8 million, respectively, related to lease extinguishment charges. For the three and six months ended June 30, 2022, includes $4.7 million and $10.0 million, respectively, related to costs associated with the debt financing and corporate support.
4     Primarily relates to accrued legal matters and legal fees.